Exhibit 8.1

STROOCK & STROOCK & LAVAN LLP
180 MAIDEN LANE
NEW YORK, NY  10038

January 17, 2013

UMH Properties, Inc.
Juniper Business Plaza
3499 Route 9 North, Suite 3-C
Freehold, New Jersey 07728

Re:           UMH Properties, Inc.

Ladies and Gentlemen:

We have acted as legal counsel to UMH Properties, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing of its Registration Statement on Form S-3 (as amended, the “Registration Statement”) filed today under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering shares of the Company’s common stock (the “Common Stock”), preferred stock (the “Preferred Stock”) and debt securities (the “Debt Securities”), to be offered from time to time in amounts, at prices and on terms to be determined at the time or times of offering.  The Common Stock, the Preferred Stock and the Debt Securities are hereinafter collectively referred to as the “Securities.”

You have requested our opinion with respect to certain federal income tax matters in connection with the registration of the Securities pursuant to the Registration Statement.

In rendering this opinion, we have reviewed (i) the Registration Statement; (ii) the Company’s Certificate of Incorporation as filed with the Secretary of State of Maryland; (iii) the Company’s Bylaws, as amended; and (iv) such other documents and agreements as we have determined are necessary or relevant for purposes of rendering this opinion.

For purposes of this opinion, we have assumed that the Company was properly qualified as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended (the “Code”) for the taxable years ended December 31, 1992 through December 31, 2005.  Furthermore, with respect to matters of fact, in rendering this opinion we have relied upon the representations of fact set forth in certificates of officers of the Company, including the certificate dated January __, 2013 (the “Officer’s Certificate”).  Although we have not independently verified the truth, accuracy or completeness of the factual representations contained in the Officer’s Certificate and the underlying assumptions upon which they are based, to our knowledge no such factual matter stated therein is materially false or misleading.  We have also assumed, with respect to the Company’s taxable year ending December 31, 2012, that the results of its operations, as finally determined, are consistent with its current projections.

Based upon the foregoing, we are of the opinion that: (1) for its taxable years ended December 31, 2006 through December 31, 2012, the Company has continuously been organized and has operated in conformity with the requirements for qualification as a “real estate investment trust” under the Code; (2) the Company’s current and proposed organization and method of operation will permit it to continue to meet the requirements for taxation as a “real estate investment trust” under the Code for its December 31, 2013 taxable year and thereafter; and (3) the federal income tax discussion described in the Prospectus included in the Registration Statement under the caption “Material United States Federal Income Tax Consequences” is correct in all material respects and fairly summarizes in all material respects the federal income tax laws referred to therein.

We note, however, that the ability of the Company to qualify as a real estate investment trust for any year will depend upon future events, some of which are not within the Company’s control, and it is not possible to predict whether the facts set forth in the Registration Statement, the Officer’s Certificate and this letter will continue to be accurate in the future.  To the extent that actual facts and circumstances differ from those represented to us or assumed by us herein, our opinions should not be relied upon.  In addition, our opinions are based on the Code, the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), cases or other relevant authority, and the status of the Company as a real estate investment trust for federal income tax purposes may be affected by changes in the Code, the Regulations and other relevant authority, any of which can change at any time, perhaps with retroactive effect.

In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the Service or the courts, and our opinion is not binding on the Service or the courts.  Hence, there can be no assurance that the Service will not challenge, or that the courts will agree, with our conclusions.

We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.  We express no opinion as to matters governed by any laws other than the Code, the Regulations, published administrative announcements and rulings of the Service, and court decisions related thereto.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions “Material United States Federal Income Tax Consequences” and “Legal Matters” in the Prospectus included in the Registration Statement.  By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP